                                                                   Exhibit 10.20

                    INFORMATION TECHNOLOGY SERVICES AGREEMENT

                                       BY

                                       AND

                                     BETWEEN

                      PHH VEHICLE MANAGEMENT SERVICES, LLC

                                       AND

                               CENDANT CORPORATION

                                TABLE OF CONTENTS

Article                                                                    Page
-------                                                                    ----

1.   DEFINITIONS ..........................................................   1

2.   SCOPE OF SERVICES ....................................................   4
     2.1   Description of Services ........................................   4
     2.2   Additional Cendant Services ....................................   4

3.   CHARGES AND PAYMENT ..................................................   4
     3.1   Invoicing and Payments .........................................   4
     3.2   Taxes ..........................................................   5
     3.3   Disputed Charges ...............................................   5
     3.4   Pro-ration .....................................................   5

4.   MANAGEMENT ...........................................................   5
     4.1   Account Team for VMS ...........................................   5
     4.2   Cendant Management Process .....................................   6
     4.3   VMS Authorized Users ...........................................   6
     4.4   VMS Responsibilities ...........................................   7
     4.5   Use of Subcontractors ..........................................   8
     4.6   Reports and Meetings ...........................................   8
     4.7   VMS Audit Rights ...............................................   9

5.   PERFORMANCE STANDARDS ................................................   9
     5.1   Performance Standards in General ...............................   9
     5.2   Periodic Review ................................................  10
     5.3   Measurement and Monitoring Tools ...............................  10

6.   RESPONSIBILITY FOR RESOURCES .........................................  10
     6.1   Software License ...............................................  10
     6.2   International Considerations ...................................  10
     6.3   Hardware .......................................................  11
     6.4   VMS Third Party Software .......................................  11

7.   SAFEGUARDING OF DATA; CONFIDENTIALITY ................................  11
     7.1   VMS Data .......................................................  11
     7.2   Safeguarding of VMS Data .......................................  12
     7.3   Confidentiality ................................................  12

8.   INDEMNITIES ..........................................................  14
     8.1   Cendant Indemnities ............................................  14
     8.2   VMS Indemnities ................................................  14
     8.3   Infringement ...................................................  15
     8.4   Additional Indemnities .........................................  15

     8.5   Indemnification Procedures .....................................  15
     8.6   Exclusive Remedy ...............................................  16
     8.7   Subrogation ....................................................  16

9.   REPRESENTATIONS, WARRANTIES AND COVENANTS ............................  16
     9.1   Software Rights ................................................  16
     9.2   Viruses ........................................................  16
     9.3   Disabling Code .................................................  17
     9.4   Pass-Through Warranties ........................................  17
     9.5   Disclaimer .....................................................  17

10.  LIMITATION ON LIABILITY ..............................................  17
    10.1   Limitation on Liability ........................................  17
    10.2   Force Majeure ..................................................  18

11.  CENDANT INSURANCE AND RISK OF LOSS ...................................  19
     11.1  Cendant Insurance ..............................................  19
     11.2  VMS Insurance ..................................................  19
     11.3  Risk of Loss ...................................................  19
12.  TERM AND TERMINATION .................................................  20
     12.1  Termination for Cause ..........................................  20
     12.2  Cendant Termination for Cessation of Business ..................  20
     12.3  Termination for Insolvency .....................................  21
     12.4  Extension of Termination Effective Date ........................  21
     12.5  Termination Assistance .........................................  21
     12.6  Unrecovered Allowable Costs ....................................  21

13.  DISPUTE RESOLUTION ...................................................  22
     13.1  Dispute Resolutions ............................................  22
     13.2  Continued Performance ..........................................  22
     13.3  Governing Law; Jurisdiction ....................................  22

14. GENERAL ...............................................................  23
    14.1   Binding Nature; No Assignment ..................................  23
    14.2   Timeliness .....................................................  23
    14.3   Right to Perform Services for Others ...........................  23
    14.4   Entire Agreement; Amendment ....................................  23
    14.5   Counterparts ...................................................  23
    14.6   Headings .......................................................  23
    14.7   Non-Hiring .....................................................  23
    14.8   Notices ........................................................  24
    14.9   Severability ...................................................  24
    14.10  Consents and Approvals .........................................  24
    14.11  No Waiver of Default ...........................................  24
    14.12  Media Releases .................................................  25
    14.13  Survival .......................................................  25
    14.14  No Third Party Beneficiaries ...................................  25
    14.15  Compliance with Laws and Regulations ...........................  26

ATTACHMENTS:

     SCHEDULE Al:      Data Center And Systems Services
     SCHEDULE A2:      Data Communications Services
     SCHEDULE A3:      Help Desk Services
     SCHEDULE B:       Performance Standards
       Exhibit B1:     Key Batch Jobs
     SCHEDULE C:       Fees For Computer Services
       Exhibit C1:     Cost Allocation Basis
     SCHEDULE D:       Cendant Supplied Third Party Software
     SCHEDULE E:       VMS Third Party Software
     SCHEDULE F:       Transition Assistance
       Exhibit Fl:     Specific Termination Assistance Services

                    INFORMATION TECHNOLOGY SERVICES AGREEMENT

This Information Technology Services Agreement together with the applicable Schedules and Appendices incorporated herein or which may be added hereto from time to time by agreement of the parties (all of which collectively constitutes the Agreement between the parties, the legal terms and conditions of which shall be referred to as the "Agreement"), effective as of June 29, 1999 (the "Effective Date"), is entered into by and between PHH Vehicle Management Services, LLC, a Delaware limited liability company with its principal place of business located at 307 International Circle, Hunt Valley, MD 21030 ("VMS"), and Cendant Corporation, a Delaware corporation with a place of business located at 6 Sylvan Way, Parsippany, NJ 07054 ("Cendant").

                                   WITNESSETH

      WHEREAS, VMS is a wholly owned subsidiary of Cendant; and

      WHEREAS, VMS is a provider of fully integrated fleet management services to corporate clients and government agencies on a worldwide basis and more fully described herein; and

      WHEREAS, Cendant provides information technology services to VMS including, but not limited to, information technology processes, methodologies, report management and system functionality requirements of VMS; and

      WHEREAS, VMS desires to obtain from Cendant such processing systems and services and other information systems and services for VMS's business operations and Cendant desires to provide such systems and services, all in a manner consistent with this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

"Account Team for VMS" shall have the meaning ascribed to such term in Section 4.1.

"Additional Services" shall have the meaning ascribed to such term in Section
2.2.

"Affiliate" for either party shall mean, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity.

"Cendant Managed Network" shall mean that portion of the Network managed by Cendant at VMS's request, as further described in Section 1(a) of Schedule A.

"Cendant Software" shall mean the Cendant proprietary software and the Cendant Third Party Software.

"Cendant Third Party Software" shall mean The software which is licensed by Cendant or its Affiliates from third party vendors and which is used to provide the Services, and shall include any maintenance commitment contained in the agreement or license governing same. Software owned by Cendant or its Affiliates shall not be deemed Cendant Third Party Software. The Cendant Third Party Software as of the Effective Date is listed on Schedule D.

"Confidential Information" shall have the meaning ascribed to such term in
Section 9.3(a)(2).

"Control" and its derivatives shall mean, with regard to any entity, the legal, beneficial, or equitable ownership, directly or indirectly, of 50% or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights.

"Data Center" shall mean the facility or facilities, including the related Equipment, Software and personnel, which Cendant uses to provide the Services, as further described in Schedule A. As of the Effective Date, the Data Center is primarily located in Garden City, New York.

"Equipment" shall mean the computer equipment used by Cendant to provide the Services, including associated attachments, features, accessories and peripheral devices.

"Financial Plan" shall have the meaning ascribed to such term in Section 4.2(a)(l).

"Help Desk" shall have the meaning ascribed to such term in Schedule A4.

"Network" shall mean the network comprised of communications equipment, components and services for data communications used to transmit and receive data signals among VMS Locations, the Data Center and other locations mutually agreed upon by the Parties in accordance with this Agreement.

"Network Access" shall mean communication lines, services, and equipment required to provide and maintain a connection between VMS's data terminal equipment and Cendant's Network Node site.

"Network Node" shall mean the Cendant-provided communications front-end, router, multiplexor or similar processor. The Data Center will contain a Network Node. Multiple processors at any given site are considered part of the Network Node at that site.

"New Systems" shall mean any System that is not included in the scope of this Agreement as of the Effective Date.

"Out-of-Pocket Expenses" shall mean (i) reasonable out-of-pocket costs and expenses owed by Cendant to third parties that are expenses of the type that would be incurred on VMS's behalf and/or (ii) expenses that shall be actually paid or otherwise satisfied by Cendant and be reimbursed by VMS.

"Parties" means Cendant and VMS collectively.

"Party" shall mean either VMS or Cendant, as the case may be.

"Performance Standards" shall have the meaning ascribed to such term in Section 5.1.

"Port" shall mean Cendant-provided equipment, which provides the entry point to the Cendant Network Node for a given Network Access line. Port includes any equipment or portions thereof, which function to connect a master modem or DSU to the Network Node. Port also includes a portion of the Network Node input-output hardware.

"Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect as its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Services" shall have the meaning ascribed to such term in Section 2.1.

"Software" shall mean Systems Software and any other Software comprising part of the Systems.

"Systems" shall mean the hardware/software/firmware components required to provide data processing and information management (including data bases, systems and application software) for VMS's business operations and any newly developed hardware/software/firmware developed hereunder and used by Cendant to provide Services hereunder.

"Systems Software" shall mean those software programs that perform tasks basic to the functioning of the Equipment and which are required to operate the Software or otherwise support the provision of Services by Cendant. Systems Software includes operating systems, systems utilities, data security software, telecommunication monitors and database managers.

"Third Party Development" shall have the meaning ascribed to such term in
Section 6.1(b).

"Unrecovered Allowable Costs" shall have the meaning ascribed to such term in
Section 12.6.

"VMS" shall mean PHH Vehicle Management Services, LLC, Wright Express Corporation and Cendant Business Answers PLC.

"VMS Authorized User" shall mean an Affiliate and its agents and representatives which have, with VMS's consent, access to use the Systems or any part thereof for the conduct of the VMS business operation.

"VMS Data" shall mean information entered by or on behalf of VMS or a VMS Authorized User into the Systems or derived from such information through use of the Systems.

"VMS Owned Software" shall mean software owned or developed by VMS or a VMS Affiliate as of the Effective Date during the Term and designated by VMS for Cendant to support and/or operate for VMS pursuant to the terms and conditions of this Agreement. VMS Owned Software as of the Effective Date including, but is not limited to, Software listed in Schedule E.

"VMS Software" shall mean, collectively, VMS Owned Software and VMS Third Party Software.

"VMS Third Party Software" shall mean the software licensed by VMS or an VMS Affiliate from third party licensors as of the Effective Date and during the Term and designated by VMS for Cendant to support and/or operate for VMS pursuant to the terms and conditions of this Agreement. VMS Third Party Software as of the Effective Date is listed in Schedule F.

Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

ARTICLE 2. SCOPE OF SERVICES

2.1 Description of Services.

      (a) Pursuant to the terms and conditions of this Agreement, Cendant shall provide to VMS information technology services including, but not limited to those described in Schedule A for VMS's business operations including vehicle leasing, advisory services, card processing and fleet management services in the U.S., Canada, Europe and such other locations as the parties may agree to from time to time (the "Services"). Such Services shall be rendered at Cendant's Data Center described in Schedule A and/or in the provisions of this Agreement.

      (b) Cendant will control the time, place and manner of its performance of the Services, except as otherwise provided in this Agreement. Except as may be necessary on an emergency basis to maintain the continuity of the Services Cendant shall not, without VMS's consent, and such consent shall not be unreasonably withheld or delayed, modify (i) the composition or nature of the Services or (ii) the manner in which the Services are provided or delivered, if such modification or modifications would have a cost in excess of $100,000.00 per year or a material adverse effect on the business of VMS. If Cendant must replace a line, circuit, equipment or service provided to VMS by Cendant or another vendor, except in an emergency, Cendant shall not remove, or ask the other vendor to remove, the old service until the replacement has been installed and accepted by VMS or Cendant, where appropriate.

2.2 Additional Cendant Services. In the event VMS wants Cendant to provide additional services which are not part of the Services ("Additional Services"), and, if Cendant is willing to provide such Additional Services, the Parties shall execute a mutually agreeable addendum to this Agreement (the "Addendum") with respect to such Additional Services. Additional Services and the Addendum shall be subject to the terms and conditions set forth in this Agreement. Additional Services shall be provided and charged to VMS only upon VMS's prior approval.

ARTICLE 3. CHARGES AND PAYMENT

3.1 Invoicing and Payments. VMS shall pay Cendant the charges set forth in Schedule C for the Services. Cendant shall invoice VMS for all amounts payable by VMS in respect of any calendar month pursuant to Schedule C no later than the sixth business day of such month and VMS shall pay Cendant for undisputed invoiced amounts within thirty (30) days following receipt of such invoice.

3.2 Taxes. VMS will pay, or reimburse Cendant for, all sales, use, transfer, privilege, excise, value added, general sales, or other taxes, whether foreign, national, state or local, however designated, which are levied or imposed by reason of or are related to the Services contemplated hereby including withholding taxes, excluding, however, income and franchise taxes on profits, which may be levied by any taxing jurisdiction in the United States against Cendant.

3.3 Disputed Charges. VMS shall pay all undisputed charges when such payments are due under this Article. VMS may withhold payment of a particular charge, or portion of a charge, where VMS in good faith disputes the entirety of that charge or that portion. The parties shall be bound by the dispute resolution provision set forth in Article 14 hereof with regard to all disputed charges. Such withholding shall not extend to any portion of the charge not included in said good faith dispute. In the event VMS withholds payment erroneously, interest at the per annum rate of the Prime Rate plus three percent (3%) shall be assessed from the date such withheld amounts were in fact due and payable.

3.4 Pro-ration. Charges payable periodically hereunder shall be prorated for any period less than the specified period.

ARTICLE 4. MANAGEMENT

4.1 Account Team for VMS.

      (a) The "Account Team for VMS" shall consist of a senior Cendant representative from each major area of Services, designated as Data Center, Help Desk and Cendant Managed Network. It shall be led by a Cendant Account Executive who need not be one of the individuals designated from the major Service areas. The organizational structure and responsibilities of the Account Team for VMS shall be subject to change from time to time upon the mutual agreement of the Parties. The Account Team for VMS shall have primary Cendant responsibility for
(i) overall management of the relationship between VMS and Cendant and (ii) communications between VMS and Cendant.

      (b) The responsibilities of the Account Team for VMS shall be to (i) understand VMS's business requirements to the extent necessary to perform the Services, as those requirements have been disclosed by VMS to Cendant; (ii) discuss with the VMS project executive issues and concerns of VMS regarding the Services; (iii) take appropriate steps so that the Services are performed in accordance with the provisions of this Agreement; (iv) monitor the status of efforts to resolve problems in delivery of the Services and report such status to VMS; (v) review the status of previously reported VMS change and service requests; (vi) respond to VMS requests for information and meet with VMS representatives at VMS's request and (vii) generally work with other VMS employees during the Term.

4.2 Cendant Management Process.

      (a) Annual Financial Plan.

            (1) VMS will provide Cendant in a format that is reasonably acceptable to Cendant and VMS, no later than August 30th of each year, VMS's projected volume of transactions for the next succeeding calendar year (each such calendar year, a "Planning Period"), and shall reply within ten (10) days to Cendant's request for additional information regarding such projections, in order to assist Cendant in developing an annual financial plan (the "Financial Plan") reflecting the projections for costs for the Services for VMS for such Planning Period. VMS acknowledges that Cendant will be making decisions regarding required staffing levels (the "Staffing Plan") based on the information provided by VMS and the final Financial Plan; therefore, any required replacements and/or reductions of personnel from such Staffing Plan which are requested after the commencement of the Planning Period must be submitted in writing and approved by Cendant.

            (2) provided VMS supplies the information contemplated in subparagraph (1) above in a timely manner, Cendant shall prepare the Financial Plan by September 30th of each year during the Term, unless the Parties mutually agree otherwise in writing. Cendant shall consider such information provided by VMS in developing each Financial Plan; provided, however, that VMS shall have right of approval over only those portions of the Financial Plan that represent costs chargeable solely to VMS or to VMS and an Affiliate, (i.e., costs that are not to be shared among customers other than Affiliate of VMS).

            (3) As VMS may reasonably request, Cendant shall provide VMS with information regarding the items contained in the Financial Plan and will review and discuss such items with VMS.

            (4) Until otherwise notified by VMS, and except as set forth in the Financial Plan, Cendant shall obtain VMS's written approval prior to incurring costs greater than $100,000 for a service to be provided to VMS. If VMS fails to provide written approval within five (5) business days after Cendant provides notice of such cost or commitment, Cendant will not be liable for any costs, lost opportunities and/or deadlines missed.

      (b) Management of Technology. Cendant shall review annually with VMS the short- and long-term technology and operations plans for providing information services to VMS, and shall provide VMS with such other plans and information regarding Cendant's technology direction as VMS reasonably requests. Cendant shall consider VMS's reasonable comments with respect to such technology plans and operations, and shall follow VMS's direction with respect to technology decisions affecting the Services to the extent provided solely to VMS.

4.3 VMS Authorized Users.

      (a) Designation By VMS. Cendant shall provide the Services, or portions thereof, to such VMS Authorized Users as VMS may from time to time designate by notice to Cendant.

      (b) Performance of VMS Obligations. As VMS may from time to time designate by notice to Cendant, VMS Authorized Users may perform certain of VMS's obligations with respect to the Services, other than VMS's payment obligations described in Article 3 and

Schedule C. Notwithstanding any such designation, VMS shall remain responsible for the performance of its obligations under this Agreement, and Cendant shall have direct recourse to VMS if VMS's designees under this Section fail to perform such obligations. Damages suffered by VMS Authorized Users as a result of a breach by Cendant shall be treated as damages of VMS for purposes of this Agreement.

      (c) Responsibility of VMS for VMS Authorized Users. Nothing in this Article shall relieve VMS of responsibility for its obligations under this Agreement. VMS shall be responsible for its relationship with VMS Authorized Users and for their use of the Systems. All usage of the Systems by VMS Authorized Users under this Agreement shall, for the purpose of calculating charges due under this Agreement, be deemed to be usage by VMS and Cendant will bill VMS for all Services provided to VMS Authorized Users. VMS shall be responsible to pay such charges whether or not it recovers payment from VMS Authorized Users. Notwithstanding anything to the contrary in this Agreement, VMS shall be free to offer to VMS Authorized Users the ability, subject to and limited by VMS's rights and obligations under this Agreement, to use part or all of the Systems on such terms (including payment) in VMS's sole discretion.

4.4 VMS Responsibilities. In addition to VMS's responsibilities as set forth elsewhere in this Agreement, whether general or specific, VMS shall be responsible for performing the following:

      (a) VMS shall designate, as of the Effective Date, one individual to whom all Cendant communications concerning this Agreement may be addressed (the "VMS Project Executive") and one alternate when the individual designated as the VMS Project Executive is not available. VMS shall have the right to change the designation of the individuals who will act as the VMS Project Executive and the alternate upon prior written notice to Cendant.

      (b) VMS shall cooperate with Cendant by, among other things, making available, as reasonably requested by Cendant, management decisions, information, approvals and acceptances so that Cendant may accomplish its obligations and responsibilities under this Agreement.

      (c) VMS may establish and thereafter revise appropriate priorities for the Services, including projects that relate to VMS only. To the extent it does so, it shall communicate the same to Cendant. VMS recognizes that changes in such priorities may result in reordering of other priorities to provide the Services or an increased cost. Cendant shall advise VMS if VMS's proposed establishment or revision of priorities may result in such reordering or increased cost.

      (d) With respect to VMS Data, Cendant shall not be responsible to VMS for inaccuracies entered into the Systems by VMS and/or any VMS Authorized User.

      (e) Cendant may accept as correct, accurate and reliable, without any further inquiry, all information, data, documents and other records of VMS delivered, supplied or made available to Cendant hereunder.

VMS agrees that to the extent its failure to meet its obligations set forth in this Section adversely affects the ability of Cendant to perform any of Cendant's obligations under this Agreement, Cendant shall be relieved of the obligations so adversely affected to the extent

(i) Cendant's nonperformance results from VMS's failure to perform its responsibilities and (ii) Cendant provides VMS with written notice of such nonperformance and a reasonable opportunity to correct such nonperformance.

4.5 Use of Subcontractors.

      (a) Subject to Subsection (e) hereof, Cendant shall have the right to subcontract any portion of the Services hereunder to third party contractor(s), provided, however, that prior to entering into a subcontract with a third party for services or products that are material to a function provided solely to VMS or to VMS and an Affiliate of VMS, Cendant shall give VMS reasonable prior notice, including the identity of the subcontractor and the scope and nature of the subcontract. If VMS disapproves of the proposed subcontractor, Cendant may not subcontract that portion of the Services unless VMS has been given a reasonable opportunity to find a suitable replacement and has failed in its efforts to do so. The Parties agree the project shall be suspended until either VMS finds a suitable replacement or the Cendant proposed subcontractor shall provide such services.

      (b) VMS may not use consultants, subcontractors or other third parties to provide any portion of the Services; provided, however, VMS may, subject to the terms of this Agreement, use such consultants, subcontractors or other third parties to develop software or systems which do not directly or indirectly interface with or affect the Systems, except to accept and utilize VMS Data from the Systems ("Third Party Development"). Third Party Development shall be either VMS Owned Software or VMS Third Party Software.

      (c) Cendant shall cooperate with VMS consultants, subcontractors and third party representatives permitted pursuant to this Agreement as reasonably requested by VMS. VMS shall cooperate with Cendant's authorized consultants, subcontractors and third party representatives as reasonably requested by Cendant.

      (d) Each Party shall ensure that its consultants, subcontractors and third party representatives execute a confidentiality agreement that requires the subcontractor to comply with the confidentiality obligations set forth herein. Each Party shall provide the other with copies of each such confidentiality agreement if requested.

      (e) Each Party shall remain responsible and hold the other Party harmless for performance of obligations subcontracted to its subcontractors.

4.6 Reports and Meetings.

      (a) General. Subject to this Article, the Parties shall mutually agree upon periodic meetings to discuss Cendant's Services and the operation of the Data Center, as such items relate to the Services, and shall mutually agree on the form of periodic reports from Cendant relating to such items, with each Party to assume its own expenses related to such meetings.

      (b) Reports. Reports shall include a monthly performance report delivered to VMS within fifteen (15) days after the end of each month, in a form mutually established by the Parties, describing Cendant's performance of the Services in the preceding month, including performance with respect to Performance Standards, status of projects, status of problem resolution efforts, and status of changes and planned changes for Equipment and/or Software.

      (c) Meetings. Meetings shall include meetings with the Account Team for VMS (or specific members thereof) as reasonably requested by VMS to discuss the Services.

4.7 VMS Audit Rights.

      (a) Access. Upon reasonable prior written notice, Cendant shall provide to VMS auditors (including internal audit staff) and other representatives as VMS may from time to time designate in writing, access at all reasonable times to the part of any facility at which Cendant is providing the Services, to Cendant personnel providing the Services, and to data and records relating to the Services for the purpose of performing audits and inspections of Cendant, to verify the accuracy of Cendant's charges to VMS, provided that any such audits may not be requested more frequently than once a year. VMS shall bear the expense of any such audit. Notwithstanding the foregoing, nothing herein contained shall prohibit VMS from conducting its internal audit activities as conducted by it as of the Effective Date of this Agreement.

      (b) Cooperation. Cendant shall provide to such auditors such assistance, as they reasonably require, including installing and operating audit software. The cost of all services rendered by Cendant in connection with any such audit, and any computer time to operate such audit software, shall be charged as a cost herein. VMS's auditors and other representatives shall comply with applicable security requirements in effect at the Data Center or any other Cendant facility.

      (c) Fees. If, as a result of such audit, VMS determines that Cendant has charged VMS amounts in excess of the charges to be remitted in accordance with
Article 3, VMS shall notify Cendant of the amount of such overcharge and Cendant shall provide a credit to VMS for the amount of such overcharge. In the event of a dispute over the result of any such audit, the amount so disputed shall be deposited by the party to be charged with an escrow agent acceptable to both parties and pursuant to an escrow agreement acceptable to both parties and such escrow agent until such time as the dispute is resolved.

ARTICLE 5. PERFORMANCE STANDARDS

5.1 Performance Standards in General.

      (a) Cendant shall at a minimum perform the Services in accordance with the performance standards described in Schedule B (the "Performance Standards").

      (b) Cendant shall use commercially reasonable efforts to remedy any Performance Standards failure.

            (1) Such efforts shall include promptly (i) investigating the causes of the problem and discussing investigation results with VMS, (ii) undertaking to correct the problem and its underlying cause and to begin meeting the Performance Standards, and (iii) advising VMS of the status of remedial efforts.

            (2) In the event Performance Standards relating to the Data Center are not met over a particular year of the Term, in addition to the other remedies VMS may have under this Agreement, VMS may (i) create a plan, jointly with Cendant, to improve the performance of the Data Center; or (ii) if the failure to meet the Performance Standards occurs during two consecutive years of the Term, have an independent third party mutually agreeable to the Parties review the situation and propose solutions, which shall be implemented as promptly as practicable, provided both Parties agree to such solutions.

5.2 Periodic Review. Commencing upon the Effective Date, and at least annually thereafter, the Parties shall review the Performance Standards and shall make adjustments and additions to them as mutually agreed upon by the Parties as appropriate, to reflect changes in technology and service platforms, changes in the Services or in use, including a material increase in VMS's use of the Data Center or enhancements, modifications, additions or replacements in the Services.

5.3 Measurement and Monitoring Tools. Cendant shall implement for VMS measurement and monitoring tools and procedures required to measure for each appropriate time period Cendant's performance of the Services against the applicable Performance Standards in accordance with Schedule B, and shall provide VMS with the reports required under Schedule B. To the extent that VMS requests any measurement and monitoring tools additional to those in place as of the Effective Date of this Agreement or implemented by Cendant for the benefit of its customers generally, the cost of such tools shall be borne by VMS.

ARTICLE 6. RESPONSIBILITY FOR RESOURCES

6.1 Software License.

Cendant Software.

      (a) All Cendant Software is, or shall be, and shall remain, the exclusive property of Cendant or its third party licensor(s), as applicable, and VMS shall have no rights or interests in or to the Cendant Software, except as set forth in this Article. VMS acknowledges that Cendant and the assigns of Cendant shall have the right to obtain and hold in their own corporate name any intellectual property rights in and to Cendant Software. VMS agrees to execute any documents or to take any other actions as may be necessary, or as Cendant may request in order to obtain usage rights, to acknowledge and/or confirm the licenses described above and the rights of Cendant to any such licensed product.

      (b) If VMS engages a third party to develop any third party development as permitted hereunder, Cendant shall provide to such third party information regarding the Systems in order for such Third Party Development to interface with the Systems sufficiently to retrieve required VMS Data and shall grant to such third party a limited, non-exclusive, non-transferable, temporary right during the Term to use such information provided by Cendant for the sole benefit of VMS and for the sole purpose of performing such work during the Term of such third party's engagement by VMS. Such rights Cendant may grant pursuant to this Article are subject to compliance with the requirements of Article 4.5(d).

6.2 International Considerations.

      (a) Certain Software and technical data to be provided, and certain transactions contemplated, under this Agreement may be subject to export controls under the laws and regulations of the United States and other countries. No Party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations. VMS shall be responsible for obtaining any such export control authorizations to the extent applicable to VMS and/or VMS Authorized Users. Cendant shall be responsible for obtaining any such export control authorizations to the extent applicable to Cendant.

      (b) Each Party shall be responsible for its compliance with all laws and regulations relating to data protection and privacy and/or transferred data flow as may be applicable to its use of the Systems for its own benefit.

6.3 Hardware. Cendant shall have control or charge of, and shall be responsible for, the means, methods, techniques, sequences or procedures of construction, fabrication, procurement, shipment, delivery or installation, in connection with all Equipment required for the Services. To that end, Cendant shall, in its sole discretion, from time to time during the Term, upgrade and/or replace Equipment used in connection with the Systems in an effort to address hardware obsolescence or the need for increased capacity. VMS shall be advised of all Equipment upgrades and the costs therefor.

6.4 VMS Third Party Software. Prior to the Effective Date, the Parties will verify that VMS has provided Cendant with access to and a copy of all VMS Third Party Software (including source code, object code, system documentation and related work product to the extent permitted by the underlying license and necessary for the Services) for Cendant to operate for VMS's benefit.

      (a) Cendant shall manage and utilize VMS Third Party Software for the purpose of providing Services to VMS, and shall comply with all reasonable and customary use restrictions and obligations of nondisclosure imposed on VMS by any license for such VMS Third Party Software to the extent made known to Cendant.

      (b) All charges, if any, under the licenses for such VMS Third Party Software, including, but not limited to royalties, license fees, access fees or user fees, shall be the sole responsibility of VMS. Upon termination of this Agreement, VMS shall be solely responsible for all subsequent charges, if any, under the licenses for VMS Third Party Software. Notwithstanding the foregoing, any charges incurred in connections with obtaining access for Cendant to any of the VMS Third Party Software listed on Schedule D as of the Effective Date shall be paid by VMS.

      (c) Except as otherwise requested or approved by VMS, Cendant shall cease all use of VMS Third Party Software upon termination of this Agreement, except as necessary for Cendant to provide termination assistance.

ARTICLE 7. SAFEGUARDING OF DATA: CONFIDENTIALITY

7.1 VMS Data. VMS Data shall be and shall remain the property of VMS. Upon (i) VMS's request, or (ii) the termination of this Agreement for any reason and at VMS's expense, such VMS Data or other VMS Confidential Information shall either be promptly returned to VMS by Cendant in the form in which maintained by Cendant (or in such other form reasonably requested by VMS to the extent VMS pays for the expense thereof) or, if VMS so elects, shall be destroyed. VMS
Data shall not be utilized by Cendant for any purpose other than rendering the Services to VMS under this Agreement, computing charges to VMS, or as required by law, regulation, or order of a court or regulatory agency or other authority having jurisdiction therefor. Notwithstanding the foregoing, during the Term of this Agreement, Cendant and its affiliates will have the right to use the VMS Data that has not been precluded pursuant to a separate client listing, which shall be updated by VMS on an as needed basis.

7.2 Safeguarding of VMS Data. Cendant shall maintain reasonable safeguards against the destruction, loss or alteration of VMS Data in the possession of Cendant which are no less rigorous than those maintained by Cendant for its own information of a similar nature. VMS at its sole cost and expense, shall have the right to establish additional backup security for data, and to keep in its possession backup VMS Data and files thereof; provided, however, that Cendant shall have access to such backup data and data files as reasonably required by Cendant for the provision of Services hereunder.

7.3 Confidentiality.

      (a) Confidential Information.

            (1) Cendant and VMS each acknowledge to the other that it possesses and will continue to possess information that has been developed or received by it and that has commercial value in its business or that of its customers and is not in the public domain.

            (2) Except as otherwise specifically agreed herein or elsewhere in writing by the Parties, "Confidential Information" shall mean all information of a Party acquired by the other Party, that is marked confidential, restricted, proprietary or with a similar designation.

            (3) In the case of Cendant, Confidential Information also shall include, subject to the provisions of this Article and whether or not marked as described above and except to the extent such information is owned by VMS or constitutes VMS Confidential Information under this Agreement, the Systems, any other Software provided to VMS by or through Cendant to the extent treated as confidential by Cendant, all user and system documentation developed by or for Cendant that is related to any of the foregoing.

            (4) In the case of VMS, Confidential Information also shall include, subject to the provisions of this Article and whether or not marked as described above and except to the extent such information is owned by Cendant or constitutes Cendant Confidential Information under this Agreement, VMS Owned Software and all business information of VMS and VMS Authorized Users regarding planning, pricing, results and operations and VMS Data.

      (b) Obligations.

            (1) To prevent disclosing to any other entity the Confidential Information of the other party, VMS and Cendant shall each use at least the same degree of care as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature.

            (2) Neither Cendant nor VMS shall (i) make any use of the Confidential Information of the other except as contemplated by this Agreement,
(ii) acquire any right in or assert any lien against the Confidential Information of the other except as expressly provided hereunder, or (iii) refuse for any reason (including a default or material breach of this Agreement by the other Party) to return the other Party's Confidential Information (including all copies thereof) promptly to it if requested to do so.

            (3) Upon termination of this Agreement, each Party shall (except as otherwise provided in this Agreement) return or destroy and certify to the destruction of, as the owner may direct, all materials in whatever medium that embody the owner's Confidential Information or any information derived therefrom, including all copies thereof.

            (4) The Parties shall take reasonable steps to ensure that their employees and employees of third parties providing services, equipment and/or software comply with these confidentiality provisions.

      (c) Exclusions.

            (1) This Article 7.3 shall not apply to any information which the recipient demonstrates (i) at the time of disclosure to it was in the public domain; (ii) after disclosure to it became part of the public domain through no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure to it, without confidentiality restriction; (iv) after disclosure to it, was received from a third party who had a right to disclose such information to it free of any confidentiality obligation; or (v) was independently developed by the receiving Party, without reference to Confidential Information of the furnishing Party.

            (2) A Party shall not be considered to have breached its obligations under this Article for disclosing Confidential Information to the extent such disclosure is required to satisfy any legal requirement of a competent government body provided that, immediately upon receiving any such request or demand and to the extent it may legally do so, such Party advises the other Party promptly and prior to making such disclosure, so that the other Party may interpose an objection to such disclosure or take such other action as it deems appropriate to protect the Confidential Information.

            (3) Cendant's receipt of Confidential Information from VMS under this Agreement, shall not limit or restrict assignment or reassignment of Cendant employees within Cendant or between Cendant and its Affiliates, subject to the following: (i) such employees shall remain bound by the confidentiality provisions of this Agreement and (ii) Cendant shall use good faith efforts to implement VMS's reasonable recommendations on policies for maintaining the confidentiality of VMS's Confidential Information.

      (d) No Implied Rights. Nothing contained in this Article shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or by implication, any right or license to the Confidential Information of the other Party, except as expressly provided herein.

      (e) Party's Own Information. Nothing in this Article shall be deemed to restrict the disclosure or use that a Party may make of its own information, except as expressly provided herein.

ARTICLE 8. INDEMNITIES

8.1 Cendant Indemnities. Except to the extent of VMS' negligence or willful misconduct, Cendant shall indemnify, defend and hold harmless VMS, its Affiliates, and their officers, directors, employees, agents, successors, and assigns, in accordance with the indemnification procedures herein, from any losses, liabilities and damages and related costs and expenses (including reasonable attorneys' fees) arising from or in connection with any of the following:

      (a) Cendant's failure to observe or perform any duties or obligations to be observed or performed by Cendant under (i) Cendant Third Party Software license agreements or service contracts or (ii) any VMS Third Party Software license agreement a copy of which was transmitted to Cendant prior to the first alleged failure, except in each case failures consented to by VMS in writing;

      (b) Any claims of infringement of any U.S. patent, trade secret, copyright or other proprietary rights, alleged to have occurred (i) because of use of the Systems by VMS or VMS Authorized Users (excluding any claims based on VMS Software), or (ii) as a result of Cendant's activities under this Agreement, except for such activities for which VMS indemnifies Cendant under this Article;

      (c) Cendant's breach of its obligations with respect to VMS's Confidential Information;

      (d) Cendant's breach of its obligations under this Agreement; or

      (e) Cendant's negligence or willful misconduct in performing its obligations under this Agreement.

8.2 VMS Indemnities. Except to the extent of Cendant's negligence or willful misconduct, VMS shall indemnify, defend and hold harmless Cendant, its Affiliates, and their officers, directors, employees, agents, successors and assigns, in accordance with the indemnification procedures herein, from any losses, liabilities and damages and related costs and expenses (including reasonable attorneys' fees) arising from or in connection with any of the following;

      (a) VMS's failure to observe or perform any duties or obligations to be observed or performed (i) prior to the Effective Date by VMS under the VMS Third Party Software license agreements and (ii) after the Effective Date by VMS or Cendant under any VMS Third Party Software license agreement not disclosed to Cendant prior to such failure;

      (b) Any claims of infringement of any U.S. patent, trade secret, copyright or other proprietary rights, alleged to have occurred as a result of (i) Software provided to Cendant by VMS or (ii) VMS's activities under this Agreement, including modifications made to the Systems by VMS and/or its Affiliates;

      (c) Any claims made directly by VMS Authorized Users against Cendant relating to their use of the Systems (without limitation to VMS's rights to make such claims), and any claims by third parties arising out of or relating to misuse of the Systems or VMS Third Party Software by VMS Authorized Users;

      (d) VMS's breach of its obligations with respect to Cendant's Confidential Information;

      (e) Violations by VMS Authorized Users of any of the obligations of VMS under this Agreement to the extent VMS would be liable under this Agreement; or

      (f) Any claims made by an employee or consultant of VMS against Cendant arising out of or related to Cendant's monitoring, surveilling, investigating, testing or accessing such employee or consultant's computer activity through use of an identification number, code or password, at VMS's request provided such activity is conducted in accordance with VMS's procedures and guidelines which have been provided to Cendant by VMS.

8.3 Infringement. Except to the extent that VMS has expressly agreed to the use of such item notwithstanding such risk, if any item used by Cendant to provide the Services, including any portion of the Systems or of projects developed for VMS, but not including any item provided by VMS or VMS Third Party Software, becomes, or in Cendant's reasonable opinion is likely to become, a basis for an injunction precluding Cendant from providing Services for VMS, then in addition to indemnifying VMS as provided in this Article, at Cendant's sole cost, expense and option, Cendant shall forthwith: (i) secure the right to continue using the item or (ii) replace or modify the item to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of the Services. If an infringing item is so provided by VMS then all indemnifying costs shall be borne by VMS.

8.4 Additional Indemnities. The Parties shall indemnify, defend and hold harmless one another, and their Affiliates, officers, directors, employees, agents, successors, and assigns, in accordance with the procedures described in this Agreement, from any and all losses and threatened losses arising from or in connection with any of the following:

      (a) the death or bodily injury of any agent, employee, customer, business invitee, or business visitor or other person to the extent that it is caused by the tortious conduct of the indemnifying Party;

      (b) the damage, loss or destruction of any real or tangible personal property to the extent that it is caused by the tortious conduct of the indemnifying Party; and

      (c) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but to the extent that it results from an act or omission of the indemnifying Party in its capacity as an employer of the person asserting the claim.

8.5 Indemnification Procedures. With respect to third party claims subject to the indemnities in this Article, the following procedures shall apply:

      (a) The indemnitee shall promptly after acquiring knowledge thereof notify the indemnifying Party. The indemnitee shall give the indemnifying Party full opportunity to control the response thereto and the defense thereof including settlement, provided that the indemnitee shall have the right to approve any settlement or any decision not to defend. The indemnitee's failure to promptly give notice shall affect the indemnifying

Party's obligation to indemnify the indemnitee only to the extent the indemnifying Party's rights are materially prejudiced thereby. The indemnitee may participate, at its own expense, in any defense and any settlement directly or through counsel of its choice.

      (b) If the indemnifying Party elects not to defend, the indemnitee shall have the right to defend or settle the claim as it may deem appropriate, at the cost and expense of the indemnifying Party, which shall promptly reimburse the indemnitee for all such costs, expenses and settlement amounts.

8.6 Exclusive Remedy. The indemnification rights of each indemnified Party pursuant to Articles 8.1, 8.2 and/or 8.4 shall be the exclusive remedy of such indemnified Party against the indemnifying Party with respect to the claims to which such indemnification relates.

8.7 Subrogation. In the event that an indemnifying Party shall be obligated to indemnify an indemnitee pursuant to foregoing indemnities, the indemnifying Party, shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

ARTICLE 9. REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Cendant represents covenants and warrants that:

      (a) Cendant warrants that any Services provided herein shall be performed in a timely and professional manner by qualified personnel and that such Services shall conform to the standards generally observed in the industry for similar services. Cendant shall, at its expense, promptly correct any defects, errors or non-conformities by supplying VMS with such corrective codes and making such additions, modification, replacement or adjustment as may be necessary to keep the Systems operating in conformity with the warranties herein.

      (b) The Cendant Proprietary Software does not and will not, and the Services will not, infringe upon the proprietary rights of any third party (except such infringements as may result from modifications by VMS or VMS Agents).

      (c) Prior to using any software or equipment to provide the Services, Cendant shall verify that such software or equipment (a) has been properly installed, (b) is operating in accordance with its specifications and (c) is performing in a reliable manner.

      (d) Cendant shall maintain the Systems so that they operate in accordance with their specifications, including (a) maintaining the machines in good operating condition, subject to normal wear and tear (b) undertaking repairs and preventive maintenance on the machines in accordance with the applicable machine's manufacturer's recommendations and performing software maintenance in accordance with the applicable software vendor's documentation and recommendations.

9.2 Authorization. Each Party represents and warrants to the other that:

      (a) It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; and

      (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of each Party, and will not constitute (i) a violation of any judgment, order, or decree, (ii) a default under any contract by which it or any of its assets are bound (except to the extent excluded or otherwise contemplated hereby) or (iii) an event that would, with notice or lapse of time, or both, constitute such a default. Each Party shall provide the other with a certification evidencing the Board of Directors approval.

9.3 Viruses. Each Party shall use its best efforts to ensure that no viruses or similar items ("Viruses") are introduced into any element of the Software and/or Systems. If a Virus is introduced into any such element by other than a Party, its employees, agents or contractors, the other Party shall use its best efforts to assist the Party in reducing the effect of the Virus and, if the Virus causes a loss of operational efficiency or data, to assist such Party to the same extent to mitigate and restore such losses as quickly as feasible. If a Virus is introduced into any such element by a Party, its employees, agents or contractors, such Party, at its own expense, shall use its best efforts to assist the other in reducing the effect of the Virus and, if the Virus causes a loss of operational efficiency or data, to assist the Party to the same extent to mitigate and restore such losses as quickly as feasible.

9.4 Disabling Code. Without the prior written consent of the other Party, neither Party shall insert into the Systems any code that would disable or otherwise shut down all or any portion of the Services. Neither Party shall invoke any disabling code embodied in the Systems or the VMS Software at any time, including upon expiration or termination of this Agreement, for any reason, without the other's prior written consent.

9.5 Pass-Through Warranties. Cendant shall pass through to VMS, to the extent possible, all available warranties including extended applicable Original Equipment Manufacturer, Year 2000 warranties (if any) and additional warranties for the hardware and agrees to acknowledge all pre-existing warranties for all VMS hardware for which Cendant provides maintenance. Cendant is responsible for maintenance of all information required to make claims on such warranties. New Original Equipment Manufacturer equipment, parts and consumables shall be utilized by Cendant for warranty repair or replacement throughout the life of the warranty. Cendant shall file all warranty claims. Cendant shall provide reasonable assistance in enforcing all such warranties, provided that, VMS reimburses Cendant's costs and expenses.

9.6 DISCLAIMER. EXCEPT AS SPECIFIED HEREIN, NEITHER VMS NOR CENDANT MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE SERVICES OR THE SYSTEMS AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

ARTICLE 10. LIMITATION ON LIABILITY

10.1 Limitation on Liability.

      (a) IN NO EVENT SHALL A PARTY BE LIABLE FOR ANY LOSS OF BUSINESS, COST SAVINGS (ACTUAL OR PROJECTED, IT BEING UNDERSTOOD THAT A CLAIM FOR ACTUAL EXPENDITURES WILL NOT BE EXCLUDED AS A CLAIM FOR COST SAVINGS),

PROFITS, OR OTHER INDIRECT DAMAGES, SPECIAL DAMAGES, CONSEQUENTIAL DAMAGES OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      (b) IN NO EVENT SHALL CENDANT OR ANY OTHER ENTITY BE LIABLE FOR ANY LOSS, DAMAGE OR EXPENSE RESULTING FROM OR ARISING OUT OF (i) ANY DELAY, FAILURE OR INADEQUACY OF THE SYSTEMS OR ANY MODIFIED VERSION THEREOF, OR OF THE DATA CENTER OR ANY PART THEREOF INCLUDING THE EQUIPMENT; (ii) ANY FAILURE OF OR DELAY IN DEVELOPMENT, DELIVERY, INSTALLATION, OR MAINTENANCE BY CENDANT OR ANY OTHER ENTITY OR (iii) ANY FAILURE OF THE SYSTEMS OR ANY MODIFIED VERSION THEREOF, TO FUNCTION OR PERFORM AS CONTEMPLATED HEREUNDER, ALL FOR ANY REASON WHATSOEVER, EXCEPT TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CENDANT.

      (c) NO CAUSE OR CLAIM MAY BE ASSERTED AGAINST EITHER PARTY MORE THAN TWO YEARS AFTER IT HAS ACCRUED.

10.2 Force Majeure.

      (a) Neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement if and to the extent such failure or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in any country, strikes, lockouts, or labor difficulties (legal or illegal) or any other cause beyond the reasonable control of such Party, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment, and such failure shall not be deemed a default under this Agreement or grounds for termination hereof.

      (b) In such event the non-performing Party will be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. A Party so delayed in performance shall immediately notify the other Party to whom performance is due by telephone (to be confirmed in writing within two days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

      (c) If any of the above enumerated circumstances substantially delay performance of the Services, then at VMS's option:

            (1) if such delay extends for more than three consecutive days, VMS may procure such Services from an alternate source for so long as the delay in performance shall continue;

            (2) if such delay extends for more than seven consecutive days, VMS may terminate any portion of this Agreement so affected on ten (10) days' written notice to Cendant, and the charges payable under this Agreement shall be equitably adjusted to reflect those terminated Services;

            (3) if such delay extends more than twenty-one (21) consecutive days, VMS may terminate this Agreement on thirty (30) days written notice to Cendant.

ARTICLE 11. INSURANCE AND RISK OF LOSS

11.1 Cendant Insurance. Cendant shall provide and maintain during the Term at least the insurance described in this Article.

      (a) Commercial general liability coverage with a combined single limit of $3,000,000 per occurrence, the first $1,000,000 of which may be self retained by Cendant. Coverage shall be broad form, and shall include coverage for personal injury and completed operations. VMS shall be endorsed as an additional insured with respect to Cendant's operations under this Agreement.

      (b) All risk property coverage, in an amount equal to the replacement cost of all real and personal property (including all equipment and media) of VMS under Cendant's care, custody and control, including flood and earthquake coverage when available, boiler and machinery coverage, and extra expense coverage. VMS shall be named as a loss payee as its interests appear.

      (c) All insurance shall be obtained from a carrier maintaining an A.M. Best rating of "A" or higher.

            (1) A certificate of insurance evidencing each of the coverages under this Article shall be delivered to VMS as soon as possible after the Effective Date.

            (2) Such certificate shall:

                  (i) name VMS as an additional insured or loss payee where provided above; and

                  (ii) contain an agreement by the insurance company(ies) issuing the policy(ies) that such insurance shall respond as primary insurance to any insurance carried by VMS, and that such insurance will not be canceled, terminated or modified without at least thirty (30) days prior written notice to VMS.

            (3) Upon the renewal of any policy or policies required by this Article, a new certificate of the renewal of such insurance conforming to the above requirements shall be delivered to VMS.

11.2 VMS Insurance. VMS shall provide and maintain during the Term commercial general liability coverage with a combined single limit of not less than $3,000,000 per occurrence, the first $1,000,000 of which may be self retained by VMS. Coverage shall be applicable to VMS's operations under this Agreement.

11.3 Risk of Loss. Except as otherwise provided under this Agreement, each Party shall be responsible for risk of loss of, and damage to, any Equipment or Software in its possession or under its control.

ARTICLE 12. TERM AND TERMINATION

The Term of this Agreement will begin on the Effective Date and will remain in effect for an initial period of thirty (30) months and shall be automatically extended thereafter unless terminated by either party at any time after the eighteenth month by providing one (1) year's written notice.

12.1 Termination for Cause.

      (a) By VMS. VMS may, by giving written notice to Cendant, terminate this Agreement for cause as of a date specified in the notice of termination, in the event that:

            (1) Subject to this Article, Cendant breaches any of its material duties or obligations under this Agreement, and such breach is not substantially cured within ninety (90) days of notice of breach by VMS to Cendant;

            (2) With respect to a breach (other than a payment default) that Cendant demonstrates to VMS's reasonable satisfaction cannot with due diligence be cured within ninety (90) days of notice thereof, but can be cured within 180 days, Cendant fails to (A) proceed promptly and diligently to correct the breach, (B) develop within thirty (30) days of notice of breach a complete plan for curing the breach or (C) cure the breach within 180 days of notice of breach to Cendant;

            (3) Cendant breaches any of its material duties or obligations under this Agreement, and such breach cannot be cured within 180 days of notice of breach to Cendant.

            (4) If there is a change of control of Cendant whereby Cendant is acquired by a direct competitor of VMS, which is involved in a fleet management business, then VMS may terminate this Agreement upon 180 days notice to Cendant.

      (b) By Cendant. Cendant may, by giving written notice to VMS, terminate this Agreement for cause as of a date specified in the notice of termination, in the event that:

            (1) Except as provided in Section 12.1(b)(2) hereof, VMS fails to pay any undisputed amount when due, or disputed amount within ten (10) days after the resolution of the dispute, to Cendant hereunder and (i) such failure has not been cured within ten (10) business days following notice of such failure from Cendant, and (ii) a similar default has occurred within the six months prior to such default;

            (2) VMS breaches its obligations under Article 3 and such breach is not substantially cured within thirty (30) days of notice of breach to VMS; and

            (3) VMS willfully discloses any material component or element of the source or object code of the Systems in breach of its obligations of confidentiality set forth in this Agreement, and such breach is not substantially cured within thirty (30) days of notice of breach to VMS.

12.2 Cendant Termination for Cessation of Business. Cendant shall have the right; in the event Cendant determines to cease providing Services to all customers, to terminate this Agreement at any time upon at least twelve (12) months prior written notice to VMS.

12.3 Termination for Insolvency. In the event that either Party hereto becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other Party hereto may, by giving written notice thereof to such Party, terminate this Agreement as of a date specified in such notice of termination.

12.4 Extension of Termination Effective Date. VMS may extend at any time the effective date of a termination it has exercised one or more times by giving notice of same, provided that the total of all such extensions shall not exceed 180 days following the original effective date of termination.

12.5 Termination Assistance.

      (a) Commencing upon any notice of termination (including notice based upon breach or default by VMS), and continuing through the effective date of termination (as such date may be extended pursuant to Article 12.4), Cendant shall provide to VMS, or at VMS's request to VMS's designee, the termination assistance set forth herein. All termination assistance provided by Cendant shall be charged to VMS at Cendant's costs as set forth in Schedules C and F.

      (b) This Article 12.5(b) shall survive termination of this Agreement. Subject to Article 12.6(c), for a period of twelve (12) months following the effective date of termination under this Agreement, Cendant shall provide at VMS's request, to VMS or VMS's designee, any or all of the Services being performed by Cendant prior to such effective date, including any transition assistance. To the extent Cendant is to perform Services under this Article 12.5(b), the provisions of this Agreement shall be applicable as such provisions would have been applicable to such Services prior to the effective date of such termination, except that the compensation to be paid by VMS to Cendant therefor shall be as set forth in Schedules C and F.

      (c) If this Agreement is terminated by Cendant for breach by, or insolvency of, VMS, then as a condition to Cendant's obligation to provide termination assistance before and/or after termination, VMS shall first pay to Cendant all undisputed amounts then outstanding to Cendant and shall thereafter, on the first day of each month, pay to Cendant an amount equal to Cendant's reasonable estimate of the total amount payable to Cendant for termination assistance for that month, which amount shall be communicated in writing by Cendant to VMS not later than ten (10) days prior to the first day of the month. At the end of each month, the amounts paid under such estimate shall be compared with the amounts due and owing under this Agreement and VMS shall be credited or invoiced for the difference as appropriate.

12.6 Unrecovered Allowable Costs. Upon any termination of this Agreement by Cendant pursuant to Article 12.1(b), VMS shall be obligated to pay, in addition to all other amounts otherwise payable by it at such time, all Unrecovered Allowable Costs existing at the time of termination. Such costs shall include, but not be limited to, unfulfilled lease terms, services contracts, maintenance contracts and/or de-installation costs. Cendant shall provide evidence of such Unrecovered Allowable Costs to VMS upon VMS written request.

ARTICLE 13. DISPUTE RESOLUTION

13.1 Dispute Resolution. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination or validity hereof ("Dispute") shall be resolved as provided in this Article, with each Party bearing its own costs.

      (a) VMS or Cendant (each a "Party") may commence proceedings hereunder by delivering a written notice to the other Party providing a reasonable description of the Dispute to the other (the "Demand").

      (b) Within ten (10) days following receipt by a Party of a Demand, the Dispute shall be referred to representatives of the parties for resolution. Such representative of each party shall have no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the Dispute. If the Representatives do not agree upon a resolution within thirty
(30) calendar days after receipt by a Party of a Demand, each of VMS and Cendant shall be free to exercise the remedies available to them under Article 13.1(c).

      (c) The Parties hereby agree to submit all Disputes not resolved by negotiation pursuant to Article 13.1(b) for resolution by arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. Except as expressly provided otherwise in this Agreement, the arbitration shall be conducted in New York, New York by three arbitrators (the "Panel") in accordance with the JAMS/Endispute Comprehensive Arbitration Rules and Procedures then in effect as amended herein. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C., Article 1, et seq. Notwithstanding the foregoing (i) each Party shall have the right to examine the books and records of the other Party that are reasonably related to the Dispute; (ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; (iii) each party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact, and depositions, the nature and extent of which discovery needs of the Parties and the desirability of making discovery expeditious and cost effective. The Panel shall complete all hearings not later than ninety (90) days after its appointment. The award shall be in writing and shall specify the facts and law on which it is based. The arbitrators shall not be empowered to award to any party any consequential damages, lost profits or punitive damages in connection with any Dispute and each party hereby irrevocably waives any right to recover such damages. Judgment upon any award may be entered in any count having jurisdiction thereof.

      (d) In the case of a Dispute, prior drafts of this Agreement shall not be used to interpret the provisions of this Agreement.

13.2 Continued Performance. Each Party agrees to continue performing its obligations under this Agreement in good faith while any dispute is being resolved, without prejudice to each Party's right to terminate this Agreement.

13.3 Governing Law; Jurisdiction. This Agreement and performance under it shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of laws.

ARTICLE 14. GENERAL

14.1 Binding Nature; No Assignment. This Agreement shall be binding on the Parties hereto and their respective successors and assigns to the extent assignment is permitted hereunder. Neither Party may, nor shall it have the power to, assign this Agreement without the prior consent of the other. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement without the approval of the other Party (i) to any entity which acquires all or substantially all of the assets of such Party or (ii) to any successor in a merger or acquisition of a Party which entity assumes all of such Party's obligations or (iii) to any entity which is an Affiliate of such Party, provided that such assignment shall not relieve the Party of any of its obligations under this Agreement.

14.2 Timeliness. The Parties shall perform their obligations under this Agreement in a timely manner, subject to the other provisions of this Agreement.

14.3 Right to Perform Services for Others. VMS recognizes that Cendant personnel providing Services to VMS under this Agreement may perform services similar to the Services from time to time for other customers; provided, however, that such personnel shall remain bound by the confidentiality provisions of this Agreement, and shall not disclose VMS Confidential Information except as provided in this Agreement.

14.4 Entire Agreement; Amendment. This Agreement, including any Schedules referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such charge, waiver, or discharge is sought to be enforced.

14.5 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties. This Agreement will have no effect, and shall not be binding upon either Party, until executed and delivered by both and in the absence of such execution and delivery it shall not constitute a preliminary agreement or commitment to agree.

14.6 Headings. The article and section headings and the table of contents used herein are for reference and convenience only and shall not enter into the interpretation hereof.

14.7 Non-Hiring. Each party agrees that, during the Term of this Agreement and for a period of one (1) year thereafter, neither such party nor any of its affiliates will directly or indirectly solicit, encourage or request any employee of the other party (the "Employer") to work or perform services for such party or any of such affiliates or any contractor for any of them (other than pursuant to this Agreement and solely in such employee's capacity as an employee and on behalf of the Employer) or to leave the employ of the Employer. Without limiting any rights or remedies the Employer may have for breach of the foregoing obligation, the Employer shall be entitled (without the necessity of posting any bond or establishing the inadequacy of damages as a remedy) to an injunction prohibiting such breach.

14.8 Notices. All notices under this Agreement shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) day after being given to an express overnight courier with a reliable system for tracking delivery,
(iii) when sent by confirmed facsimile with a copy sent by another means specified in this Article 14.10, or (iv) six (6) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

In the case of Cendant:                     With a copy to

Cendant Corporation                         Cendant Corporation
6 Sylvan Way                                6 Sylvan Way
Parsippany, NJ 07054                        Parsippany, NJ 07054
Attn: SVP and Corporate Counsel             Attn: Chief Information Officer

In the case of VMS:                         With a Copy to:

PHH Vehicle Management Services, LLC        PHH Vehicle Management Services, LLC
307 International Circle                    307 International Circle
Hunt Valley, MD 21030                       Hunt Valley, MD 21030
Attn: Chief Information Officer             Attn: Vice president
Mail Code - AZ                              General Counsel-Mail Code - CP

A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective, which in any event shall be no sooner than five days from receipt of notice.

14.9 Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

14.10  Consents and Approvals.

      (a) Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld.

      (b) An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

14.11  No Waiver of Default.

      (a) A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof shall be in writing and shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

      (b) Except as expressly limited by this Agreement, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

14.12 Media Releases.

      (a) All media releases and public announcements made by either Party relating to this Agreement or the subject matter of this Agreement, but excluding (i) technical or service type announcements, (ii) system bulletins intended by a Party solely for internal distribution, (iii) bulletins made solely within and related to a vehicle leasing system's operation and (iv) bulletins designed to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the other Party in writing prior to any release.

      (b) Notwithstanding the foregoing, Cendant may list VMS as a customer and VMS may list Cendant as a service provider, and either Party may describe in general terms in proposals or other marketing materials the services provided under this Agreement that are provided by Cendant to VMS through the Systems.

14.13 Survival. The Parties agree that the provisions of this Agreement which by their terms clearly contemplates continued performance after such termination or expiration shall survive the termination or expiration of this Agreement for any reason.

14.14 No Third Party Beneficiaries. This Agreement shall be deemed to create rights solely in VMS and Cendant. This Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a Party, or VMS Authorized Users, or to create any obligations of a Party hereunder to any such third parties.

                    INTENTIONALLY LEFT BLANK BY BOTH PARTIES

14.15 Compliance with Laws and Regulations. Each Party shall perform its obligations under this Agreement in a manner that complies with applicable laws, regulations, ordinances and codes, including identifying and procuring required permits, certificates, approvals and inspections. If a charge of non-compliance by a Party with any such laws, regulations, ordinances or codes occurs, such Party shall promptly notify the other Party of such charges in writing.

IN WITNESS WHEREOF, VMS and Cendant have each caused this Agreement to be signed and delivered by its duly authorized representative, all as of the date first set forth above.


PHH VEHICLE MANAGEMENT                    CENDANT CORPORATION
SERVICES, LLC


By: /s/ Kevin M. Sheehan                  By: /s/ James E. Buchman
    ----------------------------              ----------------------------------

Name: Kevin M. Sheehan                    Name: James E. Buchman
      --------------------------                -------------------------------

Title:                                    Title: Vice Chairman, General Counsel
      ---------------------------                and Assistant Secretary
                                                 -------------------------------

Dated:                                    Dated:
      --------------------------                --------------------------------